Exhibit 10.36

EXECUTION COPY

ACCRETIVE HEALTH, INC.

401 N. MICHIGAN AVENUE

SUITE 2700

CHICAGO, ILLINOIS 60611

CHAIRMAN SERVICES AGREEMENT

CHAIRMAN SERVICES AGREEMENT (this “Agreement”) dated as of November 14, 2014, by and between Accretive Health, Inc. (the “Company”), and Steve Shulman (the “the Chairman”).

W I T N E S S E T H

WHEREAS, on April 2, 2014 (the “Appointment Date”) the Chairman was duly appointed as the Chairman of the board of directors of the Company (the “Board”); and

WHEREAS, the Company and the Chairman desire to enter into this Agreement as to the terms and conditions of the Chairman’s continuing service with the Company as the Chairman of the Board.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Chairman Services.

(a) Term. The term of this Agreement (the “Term”) shall commence on the date hereof and continue for an indefinite period until the Termination Date (as herein defined), subject to the limitations and requirements of the organizational documents of the Company. For purposes of this Agreement, the term “Termination Date” shall mean the earliest to occur of:

(i) the resignation date specified in a written notice of resignation as Chairman given at any time hereafter by the Chairman to the Board (which resignation date shall be no earlier than the date such written notice of resignation is delivered to the Board);

(ii) the termination date specified in a written notice of termination as Chairman given at any time hereafter approved by a majority of the Board to the Chairman (which termination date shall be no earlier than the date such written notice of termination is delivered to the Chairman); or

(iii) any other date on which the Chairman ceases to serve as the Chairman of the Board by reason of his death or Disability.

(b) Description of the Chairman Services. During the Term, the Chairman shall provide the following services (collectively, the “Chairman Services”): (i) serve as the Chairman and a member of the Board; (ii) in the Chairman’s capacity as the Chairman of the Board, provide advice and mentoring to senior management; (iii) serve as a member of one or more committees of the Board as may be requested from time to time by a majority of the Board and for which the Chairman is qualified and able to serve; and (iv) use reasonable efforts to attend in person or electronically all meetings of the Board during each calendar year during the Term. Upon the termination or expiration of the Term, the Chairman shall automatically cease to be the Chairman of the Board and, in connection therewith, if requested by the Company, the Chairman agrees to execute a written instrument evidencing that the Chairman has ceased to serve the Board as its Chairman, as of such date of such termination of expiration.

(c) Fees. In consideration for the Chairman providing the Chairman Services hereunder, the Chairman shall be paid (i) an initial amount of $291,667 payable as soon as practicable following the date hereof, and (ii) an annual cash fee of $500,000 (such annual fee, the “the Chairman Fee”) during the Term. The Chairman Fee shall be paid in pro-rata equal monthly installments in arrears within thirty (30) days following the last day of each month during the Term. The portion of the Chairman Fee paid for each month in which the Term begins or ends shall be pro-rated based on the number of days during such month that the Term was in effect.

(d) Equity Grant. On the first business day following the first annual meeting of stockholders that is held following the date on which the Company completes and releases the pending restatement of its audited financial statements (the “Approval Date”), the Chairman will be granted the following Company equity awards, subject to the approval by the Company’s stockholders of a share reserve increase under its 2010 Stock Incentive Plan on or prior to the Approval Date, such share reserve including an amount sufficient to cover such equity awards, and the Term continuing through the Approval Date (collectively, the “Equity Awards”):

(i) Time-Based Restricted Stock. An award of 1,750,000 restricted shares of the Company’s common stock to be subject to the time-based vesting terms and conditions as are set forth in a restricted stock award agreement substantially in the form attached hereto as Exhibit A.

(ii) Performance-Based Restricted Stock. An award of 500,000 restricted shares of the Company’s common stock to be subject to the performance-based vesting terms and conditions set forth in the restricted stock award agreement substantially in the form attached hereto as Exhibit A.

(e) Compensation In Lieu of Equity Grant. In the event that the stockholders of the Company do not approve a share reserve increase under its 2010 Stock Incentive Plan on or prior to the Approval Date, then the following shall apply:

(i) If, prior to the Approval Date, the Company has not entered into a definitive agreement with respect to a transaction that would constitute a Change in Control (as defined in the 2010 Stock Incentive Plan), then the Company shall pay the Chairman within thirty (30) days following such meeting a one-time cash fee in an amount equal to $400,000 for each month (prorated for any partial month) since the Appointment Date that occurs prior to such meeting, but reduced by the amount of any Chairman Fee previously paid during such time.

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(ii) If, prior to the Approval Date, a Change in Control of the Company has occurred, or if, at the time of the Approval Date, the Company is subject to a definitive agreement with respect to a Change in Control that occurs following the Approval Date, then the Company shall pay the Chairman upon such Change in Control a one-time cash fee in an amount equal to the fair market value of the number of shares that would have vested on or prior to such Change in Control assuming that the Equity Awards had been issued on the Appointment Date, plus any dividends that would have been paid on such shares since the Appointment Date.

(iii) If, at the time of the Approval Date, the Company is subject to a definitive agreement with respect to a transaction that would have constituted a Change in Control but such definitive agreement is terminated prior to closing, then the Company shall pay the Chairman within thirty (30) days following the termination of such agreement a one-time cash fee in an amount equal to $400,000 for each month (prorated for any partial month) since the Appointment Date that occurs prior to the termination of such agreement, but reduced by the amount of any Chairman Fee previously paid during such time.

If an Approval Date has not occurred on or prior to April 2, 2015 and the Term is terminated by either party for any reason other than Cause within sixty (60) days thereafter, then the Company shall pay the Chairman within ten (10) days following the end of the Term a one-time cash fee in the amount equal to $400,000 for each month (prorated for any partial month) since the Appointment Date that occurs prior to the end of the Term, but reduced by the amount of any Chairman Fee previously paid during such time; provided, however, that, for the avoidance of doubt, in the event that the Approval Date occurs during such sixty (60) day period, this paragraph shall not apply and the provisions of clauses (i), (ii) or (iii) above, as applicable shall apply instead.

(f) Reimbursement of Expenses. The Company shall reimburse the Chairman for all reasonable, documented travel and other out-of-pocket expenses that the Chairman may incur in regard to the provision of the Chairman Services during the Term. Such expenses shall be reimbursed as soon as practicable following receipt by the Company of documentation from the Chairman evidencing such expenses, consistent with the Company’s policies relating to expense reimbursement as in effect from time to time. The Company shall reimburse the Chairman for all reasonable attorney fees that the Chairman incurs in connection with the negotiation and documentation of this Agreement; provided that such amount shall not exceed $30,000.

(g) Other Compensation. Except as expressly provided in Sections 1(c), 1(d) and 1(e) above, the Chairman is not entitled to any compensation in connection with the provision of the Chairman Services.

(h) No Right to Continue the Chairmanship. Nothing in this Agreement creates any obligation on the part of the Company or any equity holder of the Company to nominate or designate the Chairman for membership on the Board (or any committee thereof) or to vote in favor of any appointment of the Chairman as a member of the Board (or any committee thereof).

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2. Conflict of Interest. During the Term, with respect to any transaction, potential transaction or other matter that is considered by the Board, and in which the Chairman has, or is reasonably likely to have, a conflict of interest, the Chairman shall promptly disclose to the Board, in reasonable detail, the nature of such conflict of interest, and, to the extent requested by the Board, the Chairman shall recuse himself from any discussion or vote by the Board regarding such transaction, potential transaction or other matter.

3. Non-Solicitation. During the Term and for a period of one year after the Chairman ceases to perform services for the Company, regardless of the reason, the Chairman shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an executive officer of the Company within the twelve (12)-month period immediately preceding the cessation of the Chairman’s service with the Company; or (b) solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was or is a customer or potential customer of the Company for such products or services. Notwithstanding the foregoing, it shall not be a violation of this Section 3 to solicit or hire any executive officer of the Company pursuant to any general solicitation of employment not targeted specifically at such executive officer of the Company.

4. Non-Competition. During the Term and for a period of one year after the cessation of the Chairman’s service to the Company, regardless of the reason, the Chairman shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the United States of America, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, any entity which is in competition with the Company. Notwithstanding anything to the contrary, nothing in this Section 4 prohibits the Chairman from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Chairman has no active participation in the business of such corporation, or from being an investor or operating partner of a private equity fund so long as the Chairman has no active participation in the management of any portfolio company engaged in competition with the Company.

5. No Employment Relationship; Independent Contractor Status. Nothing in this Agreement is intended or shall be deemed to create any employment, partnership, agency or joint venture relationship between the Company and the Chairman. The Chairman acknowledges and agrees that, in the Chairman’s capacity as a member of the Board (or any committee thereof), the Chairman’s status at all times shall be that of an independent contractor. The parties hereby acknowledge and agree that all amounts paid pursuant to Section 1 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Chairman further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such amounts, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Chairman’s sole and complete responsibility and that the Chairman will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local, foreign or other jurisdiction and,

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to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. During the Term, the Chairman shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company or its subsidiaries, unless otherwise specifically determined by the Company.

6. Governing Law. THE CONSTRUCTION AND INTERPRETATION OF THIS AGREEMENT SHALL AT ALL TIMES AND IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAWS. ANY CLAIM, COMPLAINT, OR ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF ILLINOIS, WHOSE COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER CLAIMS, COMPLAINTS, OR ACTIONS BROUGHT UNDER THIS AGREEMENT, AND THE COMPANY AND THE CHAIRMAN HEREBY AGREE AND SUBMIT TO THE PERSONAL JURISDICTION AND VENUE THEREOF.

7. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8. Counterparts; Signature Transmission. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures transmitted by facsimile or electronic mail shall be binding as evidence of each party’s execution, and agreement to be bound by the terms, of this Agreement.

9. Burden and Benefit. This Agreement shall be binding upon the Company and the Chairman, and shall inure to the benefit of the Company and the Chairman, and, in each case, their respective heirs, personal and legal representatives, successors and permitted assigns. The Chairman’s rights and obligations under this Agreement may not be assigned by the Chairman and any such assignment shall be null and void.

10. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions of this Agreement.

11. Entire Agreement; Amendment. This Agreement, together with the other agreements expressly referred to herein and the constituent documents of the Company contain the entire agreement and understanding by and between the Company and the Chairman with respect to the payment of any consideration to the Chairman for the Chairman’s service as a member of the Board, and supersede and preempt any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

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12. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times. Any waivers must be in writing and signed by the party against whom enforcement of such waiver is sought.

13. Section 409A. All compensation and benefits contemplated under this Agreement are intended to comply with, or in the alternative to be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and applicable authority promulgated thereunder (“Section 409A”), and shall be construed consistently with such intent. Notwithstanding anything to the contrary in this Agreement, if at the time of the Chairman’s separation from service the Chairman is a “specified employee” (as defined in Section 409A), no payment shall be made to the Chairman before the date which is six (6) months after the Chairman separates from service within the meaning of Section 409A, except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 409A.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective for all purposes and in all respects as of the day and year first above written.

ACCRETIVE HEALTH, INC.

By:	/s/ Emad Rizk
Name:	Emad Rizk
Title:	Chief Executive Officer and President

CHAIRMAN

/s/ Steve Shulman
Steve Shulman

Chairman Services Agreement Signature Page

EXHIBIT A

RESTRICTED STOCK AWARD AGREEMENT

Accretive Health, Inc.

Restricted Stock Award Agreement

GENERAL TERMS AND CONDITIONS

This Restricted Stock Award is granted to the Participant under the Accretive Health, Inc. 2010 Stock Incentive Plan (the “Plan”). The Plan is attached as Exhibit 10.23 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on April 26, 2010.

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1	Issuance of Restricted Shares.

(a) In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant on            , 20        (the “Grant Date”), subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and the Plan, an award of 2,250,000 restricted shares of common stock, $0.01 par value per share, of the Company (the “Restricted Stock”).

(b) The Restricted Stock will initially be issued by the Company in book entry form only, in the name of the Participant. Following the vesting of any Restricted Stock pursuant to Section 2 below, the Company shall, if requested by the Participant, issue and deliver to the Participant a certificate representing the vested shares of Restricted Stock. The Participant agrees that the Restricted Stock shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2	Vesting.

(a) General. Except as provided in Sections 2(b) and 2(c) hereof, so long as the Participant is providing services to the Company, this award shall become vested as follows:

(i) 1,750,000 shares of the Restricted Stock (the “Time Vesting Tranche”) shall become vested in three (3) equal annual installments on each of the first, second and third anniversaries of April 2, 2014 (the “Vesting Commencement Date”), and thus shall become fully vested as to all such shares of Restricted Stock no later than the third anniversary of the Vesting Commencement Date, subject to the Term of the Participant’s Chairman Services Agreement, by and between the Participant and the Company, dated as of November 14, 2014 (the “Chairman Agreement”) continuing through each applicable vesting date.

(ii) 500,000 shares of Restricted Stock (the “Performance Vesting Tranche”) shall become vested on the third anniversary of the Vesting Commencement Date, subject to the Term continuing through such date and the “Stock Price Goal” (as defined below) being satisfied as measured upon such third anniversary. For purposes of the Performance Vesting Tranche, the “Stock Price Goal” shall mean a Fair Market Value of a share of the Company’s common stock equal to at least two (2) times the Fair Market Value of a share of the Company’s common stock on the Appointment Date, subject to the provisos in each of Section 2(b)(ii) hereof and Section 2(c)) hereof. The Stock Price Goal shall be measured based on the average per share closing price of a share of the Company’s common stock as reported on the New York Stock Exchange (or if not then traded on such exchange, on the principal national securities exchange in the United States on which it is then traded), measured over the ninety (90) day period immediately prior to the date on which the Stock Price Goal is measured. To the extent such average Fair Market Value of a share of the Company’s common stock is between the Fair Market Value on the Appointment Date and the Stock Price Goal, a portion of the Performance Vesting Tranche shall become vested based on linear interpolation.

Any fractional shares resulting from the application of the vesting provisions contained in this Section 2 shall be rounded down to the nearest whole number of shares.

(b) Termination Without Cause. Notwithstanding the provisions of Section 2(a) hereof, in the event that the Term is terminated by the Company without “Cause” (as defined below), the unvested portion of the Time Vesting Tranche and the Performance Vesting Tranche shall become vested as of the date of such termination as follows, subject to the otherwise applicable provisions hereof:

(i) 100% of the unvested Time Vesting Tranche that remains outstanding at such time shall become immediately vested upon the date of such termination.

(ii) with regard to the Performance Vesting Tranche, the Stock Price Goal shall be measured as of the date of such termination in accordance with Section 2(a)(ii) hereof, and the Performance Vesting Tranche either shall become fully vested upon the occurrence of such termination if the Stock Price Goal is achieved, or shall be partially vested based on linear interpolation if the average Fair Market Value of a share of the Company’s common stock measured over the ninety (90) day period immediately prior to the date of termination is between the Fair Market Value on the Appointment Date and the Stock Price Goal.

(iii) “Cause” shall mean (i) the Chairman’s refusal to perform or repeated failure to undertake good faith efforts to perform his duties or responsibilities hereunder, after written notice from the Board to the Chairman; (ii) the Chairman’s engagement in willful gross misconduct or willful gross neglect that results in material economic or reputational harm to the Company in the course of carrying out his duties; (iii) the Chairman’s conviction of or plea of guilty or nolo contendere to a felony or a crime or (iv) a material violation of the Chairman’s fiduciary duties under applicable Delaware Law that results in or would reasonably be expected to result in material economic or reputational harm to the Company; provided, however, that in each case, if such event curable, such event is not cured within ten (10) days after the Chairman’s receipt of written notice thereof from the Board.

(c) Change in Control. Notwithstanding the provisions of Sections 2(a)(ii) and 2(b)(ii) hereof, with regard to the Performance Vesting Tranche, upon the occurrence of the first Change in Control to occur following the date hereof and while the Participant remains in the continued employment of the Company, to the extent that the Stock Price Goal has not previously been achieved, the Stock Price Goal shall be measured as of the date of such Change in Control in accordance with Section 2(a)(ii) hereof, and the Performance Vesting Tranche either shall become fully vested upon the occurrence of such Change in Control if the Stock Price Goal is achieved, or partially vested based on linear interpolation if the Fair Market Value of a share of the Company’s common stock as of the date of such Change in Control is between the Fair Market Value on the Appointment Date and the Stock Price Goal. Any of the Performance Vesting Tranche that does not vest upon the occurrence of such Change in Control shall immediately expire upon the Change in Control.

For purposes hereof, the term “Change in Control” means: (i) any “person”, as such term is used as of the Grant Date in Section 13(d) of the Securities Exchange Act of 1934, as amended, or group of persons, becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Grant Date in Rule 13d-3 promulgated under that Securities Exchange Act of 1934, as amended, of a percentage of the outstanding voting securities of the Company (measured either by number of outstanding voting securities or by voting power) equal to at least fifty percent (50%) of the outstanding voting securities of the Company; (ii) a majority of the members of the Board of Directors of the Company consists of individuals other than “Incumbent Directors,” which term means the members of such Board of Directors on the Grant Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors will be considered to be an Incumbent Director; or (iii) (A) the Company combines with another entity and is the surviving entity, or (B) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”), unless the holders of the Company’s outstanding voting securities immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of the Company’s outstanding voting securities immediately prior to such Triggering Event, more than fifty percent (50%) of the outstanding voting securities (measured both by number of outstanding voting securities and by voting power) of (x) in the case of a combination in which the Company is the surviving entity, the surviving entity, and (y) in any other case, the entity (if any) that succeeds to substantially all of the Company’s business and assets.

3	Forfeiture of Unvested Restricted Stock Upon Cessation of Service.

Except as otherwise expressly provided in Section 2 hereof, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the shares of Restricted Stock that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to any shares of Restricted Stock that are so forfeited. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

4	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any shares of Restricted Stock, or any interest therein, until such shares of Restricted Stock have vested, except that the Participant may transfer such shares of Restricted Stock: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Restricted Stock shall remain subject to this Agreement (including, without limitation, the forfeiture provisions set forth in Section 3 hereof and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the shares of Restricted Stock which have been transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares of Restricted Stock or to pay dividends to any transferee to whom such shares of Restricted Stock have been transferred in violation of any of the provisions of this Agreement.

5	Restrictive Legends.

The book entry account reflecting the issuance of the shares of Restricted Stock in the name of the Participant shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Award Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6	Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Participant is the registered owner of the Restricted Stock, the Participant shall have all rights as a shareholder with respect to the Restricted Stock, whether vested or unvested, including, without limitation, rights to vote the Restricted Stock and act in respect of the Restricted Stock at any meeting of shareholders; provided, however, that the payment of dividends on unvested Restricted Stock shall be deferred until after such shares vest and shall be paid to the Participant within thirty (30) days following the applicable vesting date of such shares of Restricted Stock.

7	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

8	Tax Matters.

(a) Acknowledgments; Section 83(b) Election. The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the Restricted Stock and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Stock. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock. The Participant acknowledges that he has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Stock and that the Participant has decided not to file a Section 83(b) election.

(b) Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the shares of Restricted Stock. On each date on which shares of Restricted Stock vest, the Company shall deliver written notice to the Participant of the amount of withholding taxes due with respect to the vesting of the shares of Restricted Stock that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Participant shall satisfy such tax withholding obligations by transferring to the Company, on each date on which shares of Restricted Stock vest under this Agreement, such number of shares of Restricted Stock that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the New York Stock Exchange (or if not then traded on such exchange, on the principal national securities exchange in the United States on which it is then traded) on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Restricted Stock (such withholding method a “Surrender”) unless, prior to any vesting date, the Compensation Committee determines that a Surrender shall not be available to the Participant, in which case, the Participant shall be required to satisfy his tax obligations hereunder in a manner permitted by the Plan upon the vesting date.

9	Restrictive Covenants.

(a) General. This award represents a substantial economic benefit to the Participant. The Participant, by virtue of such Participant’s role with the Company, has access to, and is involved in the formulation of, certain confidential and secret information of the Company regarding its operations and each Participant could materially harm the business of the Company by competing with the Company or soliciting employees or customers of the Company.

(b) Non-Solicitation. During the time in which Participant performs services for the Company and for a period of twelve (12) months after the Participant ceases to perform services for the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

(i) Hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of the Company within the twelve (12)-month period immediately preceding the cessation of Participant’s service with the Company; or

(ii) Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was or is a customer or potential customer of the Company for such products or services.

(iii) For the avoidance of doubt, the Participant shall not be considered to have solicited away any business or customer of the Company if that business or customer contacts the Participant without any solicitation by the Participant or any other person who is acting in concert with, or at the direction of, the Participant. Further, for the avoidance of doubt, the Participant shall not be considered to have solicited, diverted or taken away any employee of the Company if that employee contacts the Participant without any solicitation by the Participant or any other person who is acting in concert with, or at the direction of, the Participant, it being the parties’ intention that the Participant will not be prohibited from accepting solicitations from any employee when neither the Participant nor any other person acting in concert with, or at the direction of, the Participant contacted or otherwise solicited the employee, provided that the foregoing shall in no way limit the application of the restriction on hiring employees contemplated by Section 9(b)(i) hereof.

(c) Non-Disclosure.

(i) Participant will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after Participant’s relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.

(ii) This Agreement shall not prevent Participant from revealing evidence of criminal wrongdoing to law enforcement or prohibit Participant from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Participant shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(d) Return of Company Property. Participant agrees that, in the event that Participant’s service to the Company is terminated for any reason, Participant shall immediately return all of the Company’s property, including, without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Participant shall not retain in Participant’s possession any copies of such information.

(e) Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, software, whether patentable or copyrightable or not, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment after the term of this Agreement to Participant whatsoever. If, for any reason, any of such results and proceeds which relate to the business shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Participant hereby irrevocably assigns and agrees to quitclaim any and all of Participant’s right, title and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Participant whatsoever. Participant shall, from time to time, as may be reasonably requested by the Company, at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Participant has any rights in the results and proceeds of Participant’s services that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by the Participant (i) which are developed independently from the work developed for the Company regardless of whether such work was developed before or after the Participant performed services for the Company; or (ii) applications independently developed which are unrelated to the business and which Participant develops during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of the Company.

(f) Non-Competition.

(i) During the time in which Participant performs services for the Company and for a period of twelve (12) months after the cessation of Participant’s service to the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, a “Competing Business.” For the purposes of this Agreement, the term “Competing Business” shall mean any entity or business: (1) engaged in the business of offering finance-related services to the healthcare industry, including, but not limited to, the collection of medical debt, hospital billings and revenue management; or (2) engaged in any other business or activity in which the Company has been engaged prior to the date hereof or in which the Company is engaged during the term of the Participant’s employment.

(ii) Notwithstanding anything to the contrary, nothing in this paragraph (f) prohibits Participant from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation, or from being an investor or operating partner of a private equity fund so long as the Chairman has no active participation in the management of any portfolio company engaged in competition with the Company.

(g) Acknowledgments. The Participant acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Participant has had the opportunity to review the provisions of this Agreement with his legal counsel.

(h) Enforcement. The Participant agrees that the restrictions contained in this Agreement are necessary for the protection of the business, the Confidential Information, customer relationships and goodwill of the Company and are considered by the Participant to be reasonable for that purpose and that the scope of restricted activities, the geographic scope and the duration of the restrictions set forth in this Agreement are considered by the Participant to be reasonable. The Participant further agrees that any breach of any of the restrictive covenants in this Agreement would cause the Company substantial, continuing and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach or any threatened breach, in addition to such other remedies as may be available, the Company shall be entitled to specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company or its Affiliates. The Participant further agrees that to the extent any provision or portion of the restrictive covenants of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. Without limitation to any other remedies available hereunder or at law, in the event of any breach of any of the restrictive covenants in this Agreement by the Participant, the Participant agrees that any vested shares of Restricted Stock issued by the Company to the Participant pursuant to this Agreement shall be forfeited for no consideration. In the event that the Participant sold the shares issued to the Participant pursuant to this Agreement, then the Participant shall be required to pay to the Company in cash, within thirty (30) days of a request by the Company for such payment, the price at which the Participant sold the Shares.

(i) Severability; Modification. It is expressly agreed by Participant that:

(i) Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Participant agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(ii) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(iii) Non-Disparagement. Participant understands and agrees that Participant will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

(j) Definitions.

(i) Affiliate. “Affiliate” means any entity controlling or controlled by or under common control with the Company or another Affiliate, at the time of execution of the Agreement and any time thereafter, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, and any other entity with respect to which the Company has significant management or operational responsibility (even though the Company may own less than fifty percent (50%) of the equity of such entity).

(ii) Confidential Information. “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:

(A) is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or

(B) is suggested by or results from any task assigned to Participant by the Company or work performed by Participant for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Participant or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including, without limitation, any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

(iii) Restricted Area. For purposes of this Agreement, the term “Restricted Area” shall mean the United States of America.

10	Miscellaneous.

(a) Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.

(b) No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Stock is contingent upon his continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.

(c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(d) Exclusive Jurisdiction/Venue. All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in Section 9 of this Agreement shall be subject to and determined under Delaware law and adjudicated in Illinois courts.

(e) Participant Representations. The Participant hereby acknowledges, represents and warrants the following: (a) the Participant is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Company, (b) the Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may be subject to the limitations of Rule 144, (c) the Participant has no intention of offering or selling any of the shares of Restricted Stock issued hereunder in a transaction that would violate the Securities Act of 1933, as amended, or the securities laws of any state of the United States of America or any other applicable jurisdiction, (d) the Participant has been furnished with, and has had access to, such information as the Participant considers necessary or appropriate for deciding whether to accept the grant of the shares of Restricted Stock hereunder, and the Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of such shares of Restricted Stock, and (e) the Participant is able, without impairing the Participant’s financial condition, to hold the shares of Restricted Stock to be issued hereunder for an indefinite period and to suffer a complete loss of the Participant’s investment in such shares of Restricted Stock.

I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

PARTICIPANT ACCEPTANCE

[To be accepted electronically]